Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Joe McGurk - Sloane & Company
	408-519-9677	212-446-1874
	dnueman@tivo.com	jmcgurk@sloanepr.com
TIVO REPORTS 17% EPS GROWTH ON RECORD SERVICE AND TECHNOLOGY REVENUE AND CONTINUED SUBSCRIPTION GROWTH FOR THE FIRST QUARTER ENDED APRIL 30, 2015

•	Diluted EPS of $0.08, up 17% relative to the year-ago quarter

•	Total TiVo subscriptions now approximately 5.8 million, up 27% year-over-year

•
Record Service and Technology revenues of $92.4 million in the first quarter, an increase of 7% year-over-year, exceeding guidance; driven by strong year-over-year growth in MSO and Digitalsmiths' service revenue

•
MSO service revenue grew 41% year-over-year; Significant progress with existing distribution relationships; extended partnership with Virgin Media; Vodafone Spain bundling ONO television service powered by the cloud-based TiVo platform to its mobile customers

•	Adjusted EBITDA of $29.0 million, in line with the high-end of guidance

•
Net Income of $7.9 million, in line with the high-end of guidance; included $1.8 million of interest expense, net of tax, that related to the convertible notes issued in September 2014, without which, current quarter net income would have increased by $1.6 million relative to year-ago quarter

•	Positive TiVo-Owned net additions resulted in the best first quarter net addition performance in eight years; while gross additions of 39,000 were up 22% year-over-year

•	Announced the acquisition of Cubiware, to expand to emerging Pay TV markets as well as expanding services for international operators in other markets

•	TiVo software to be integrated into ARRIS set-top boxes; TiVo now working with most major global set-top box providers

SAN JOSE, CA - May 26, 2015 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the first quarter ended April 30, 2015.

Tom Rogers, President and CEO of TiVo, said, “Our operational and financial performance this quarter represented a strong start to Fiscal 2016. Service & Technology Revenue exceeded guidance and Adjusted EBITDA and Net Income came in at the top-end of our guidance. Service Revenue was up 11% year-over-year, driven by a 41% increase in MSO service revenue and almost doubling Digitalsmiths’ service revenue. Our innovative products continue to gain global reach across both the retail and operator communities with total subscriptions now at approximately 5.8 million, a 27% improvement over last year and a 132% increase over where we stood at the end of the first quarter of Fiscal 2013. During the quarter, we continued to add MSO subscriptions at a rapid pace and delivered the best first quarter of TiVo-Owned net subscription additions in eight years, driving positive net subscription additions.

“As we look to the remainder of the year and beyond, the successful completion of critical initiatives including the extension of our agreement with Virgin Media, the broadening of our international opportunity through the acquisition of Cubiware, and numerous others, has positioned us at the forefront of the evolving media landscape. As a result, we believe we are well placed to drive strong long-term operating and financial results, to invest in innovation to build on our solid competitive position, and to drive shareholder value through our buyback authorization."

For the first quarter, service and technology revenues were $92.4 million. This compared to guidance of $90 million to $92 million and $86 million for the same quarter last year. TiVo reported Adjusted EBITDA of $29.0 million, compared to Adjusted EBITDA guidance of $26 million to $29 million, and compared to Adjusted EBITDA of $26.9 million in the same quarter last year. Net income was $7.9 million, compared to guidance of $5 million to $8 million and net income of $8.1 million in the same quarter last year. This quarter included $1.8 million of tax affected interest expense for the convertible notes issued in September 2014, which was not included in the year-ago quarter. Excluding the additional interest expense, net income would have been up almost 20% year over year. Diluted EPS was $0.08, compared to $0.07 in the first quarter last year. Additionally, the Company has now repurchased $266 million since it instituted its $550 million share repurchase program, including $20 million during the first quarter. $284 million or approximately 27 million shares (based on the current stock price) remains on the share repurchase authorization.

Rogers continued, “Our operator efforts are producing solid results. We have 4.8 million operator subscriptions, having added more than 1.2 million since the first quarter of last year, and 285,000 this past quarter. The 34% year-over-year increase in MSO subscriptions translated into 41% year-over-year MSO service revenue growth, which is an acceleration over last quarter’s year-over-year growth rate of 30%.

“Further, in April, we extended our deal with Virgin Media, and as part of the new agreement, Virgin Media has committed to the development of next-generation solutions from TiVo. In Spain, the ONO television offering powered by TiVo is now being marketed by Vodafone as a bundled package to mobile customers, highlighting the valuable role that we play in helping Vodafone with its quad-play strategy, and ultimately, in growing its business.

“Additionally, we are seeing increasing momentum and contribution from our North America operator partners, which represented 48% of our total new MSO subscription additions in the first quarter, the highest it has ever been. Cogeco launched the TiVo product in its Quebec market and early results are promising. This launch was important as it was the first time the TiVo software has included bilingual capabilities, which is something we believe can help as we look to expand distribution in Canada as well as other regions where this is a necessary capability.

"Turning back to our international efforts for a moment: we made an important announcement today regarding the acquisition of Cubiware - a provider of cost-effective middleware solutions for international cable, satellite, and IPTV operators. This acquisition significantly expands our international presence with almost 40 operators across 25 countries, including key operators like Columbus Communications (part of Cable & Wireless) and Cablemas (part of Televisa) in Latin America, arms us with a more cost effective product offering for these new markets and product categories, and helps us expand into emerging markets. We believe this acquisition will enable us to address a larger portion of the global Pay TV market which is expected to grow to over one billion subscribers by 2020. We anticipate that Cubiware will accelerate the growth of our operator business and will be accretive to current fiscal year Adjusted EBITDA.

“Further enhancing our operator business, we recently announced that the TiVo software experience and cloud-based products will be integrated into ARRIS set-top box hardware. This deal means that TiVo now works with many of the largest global set-top box providers, including ARRIS, Cisco, Pace, and Samsung.

“Sales of our Digitalsmiths’ products and services roughly doubled year-over-year. In the first quarter, we made significant progress with existing partners as we rolled out on the new Foxtel set-top box platform and saw a significant acceleration of our deployment with Time Warner Cable. We expect this growth to continue as we drive further penetration within existing distribution partners, sign additional distribution deals in the future, and bring new products to market.

“In regards to the TiVo-Owned business, we continue to see an improving trajectory. For the first time in eight years, we saw positive net additions in the first quarter, and a 22% year-over-year increase in gross additions. These results were driven by the value that consumers are placing on the TiVo multi-screen advanced television proposition, our continued product innovation, as well as the impact of the TiVo OTA product. More specifically on our OTA product, we have the ability to meet the needs of an increasing number of consumers who want to put together their own bundle of an OTA DVR and streaming services like Hulu and Netflix. To the extent that the market moves more aggressively in that direction, our OTA product is well positioned and will be a larger contributor to our growth over time.

“In our TiVo Research business, we are beginning to take advantage of the rapid growth of programmatic television ad spending by integrating our unique data feeds into programmatic marketplaces. Many industry experts have programmatic ad spending growing significantly from current levels and we believe that we are well situated to take advantage of that growth. We’re seeing some early traction as well. We’ve grown our revenue meaningfully in the programmatic area through our relationships with industry players like Datalogix and clypd, with a significant amount of others in the pipeline. As we look forward, we believe that our programmatic efforts could drive further meaningful growth in our research business, especially given the discussions we are having with programmatic data buyers and sellers to integrate our data into the buying and selling process to capture a portion of the programmatic ad revenue, as opposed to solely trying to sell a research product, which has lower growth potential.”

Rogers concluded, “We are pleased with our first quarter results. We expect the trends we are seeing to define our success for the remainder of the year. We believe that our technology leadership position in the television operator industry and our execution on our strategic business plan will convert into further acceleration from our MSO business and increasing contribution from Digitalsmiths' products and services. We also expect to see significant new opportunities for our audience research and measurement products and services as the demand for targeted data continues to increase. In addition, these trends should include continued improvement in our retail business as well as continued cost and capital structure improvements. We expect these trends to have a positive impact on TiVo's revenue and Adjusted EBITDA growth going forward.”

Management Provides Financial Guidance

For the second quarter of Fiscal Year 2016, TiVo anticipates service and technology revenues in the range of $94 million to $97 million. TiVo expects Adjusted EBITDA to be in the range of $29 million to $32 million and net income to be in the range of $7 million to $10 million.

Included in the second quarter financial guidance is expected sequential growth in the Company's MSO service revenue, higher non-IP technology revenue and flat TiVo-Owned service revenues from the first quarter as well as slightly lower operating expenses. Additionally, TiVo anticipates lower hardware revenue compared to the first quarter due to the continuing trend of MSO partners opting for the TiVo service on third-party hardware.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the first quarter ended April 30, 2015 financial and operating results as well as guidance outlook for the second quarter at 2:00 pm PT (5:00 pm ET), today, May 26, 2015. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 45773223). The Webcast will be archived and available through June 3, 2015 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 45773223.

About TiVo Inc.

TiVo Inc. (NASDAQ: TIVO) is a global leader in next-generation television services. TiVo's innovative cloud-based Software-as-a-Service solutions enable viewers to consume content across all screens in and out-of-the home, providing an all-in-one approach for navigating the 'content chaos' by seamlessly combining live, recorded, on-demand and over-the-top television into one intuitive user interface. The TiVo experience provides TV viewers with simple universal search, discovery, viewing and recording from any device, creating the ultimate viewing experience. TiVo products and services are available at retail or through a growing number of Pay TV operators world-wide. TiVo's multiple subsidiary companies provide the broader television industry and consumer electronics manufacturers, cloud-based video discovery and recommendation options, interactive advertising solutions and audience research and measurement services. More information at: www.TiVo.com.

TiVo, the TiVo logo, WishList, Season Pass, Roamio, Media TRAnalytics and The Right Audience are trademarks or registered trademarks of TiVo Inc. or its subsidiaries. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), financial guidance for TiVo's second quarter and full fiscal year ending January 31, 2016, future growth in TiVo's overall subscription base including both TiVo-Owned and MSO subscriptions, future growth in TiVo’s retail business, future revenues, products, and distribution deals from Digitalsmiths, future revenues and growth from TiVo audience research and measurements products and services, future expansion of TiVo’s products to emerging markets and to new product categories for MSO customers through the acquisition of Cubiware, TiVo’s expectation that Cubiware will help to accelerate growth of TiVo’s operator business and be accretive to TiVo’s current fiscal year Adjusted EBITDA, and future capital allocation initiatives including the amount, timing and sufficient availability of shares in the marketplace for future share repurchases. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended April 30,
	2015	2014
Revenues
Service revenues	39,849	35,895
Technology revenues	52,571	50,106
Hardware revenues	22,314	21,058
Net revenues	114,734	107,059
Cost of revenues
Cost of service revenues	15,439	13,850
Cost of technology revenues	6,136	4,544
Cost of hardware revenues	22,571	19,764
Total cost of revenues	44,146	38,158
Gross margin	70,588	68,901
Research and development	25,014	26,347
Sales and marketing	10,941	10,315
Sales and marketing, subscription acquisition costs	1,691	1,505
General and administrative	14,822	15,354
Total operating expenses	52,468	53,521
Income from operations	18,120	15,380
Interest income	885	1,144
Interest expense and other expense, net	(4,834)	(1,976)
Income before income taxes	14,171	14,548
Provision for income taxes	(6,292)	(6,424)
Net income	$7,879	$8,124

Net income per common share
Basic	$0.09	$0.07
Diluted	$0.08	$0.07

Income for purposes of computing net income per share:
Basic	$7,879	$8,124
Diluted	$9,130	$9,375

Weighted average common and common equivalent shares:
Basic	91,454,492	113,381,677
Diluted	110,544,699	133,204,128

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	April 30, 2015	January 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$145,888	$178,217
Short-term investments	540,411	564,744
Accounts receivable, net of allowance for doubtful accounts of $593 and $647, respectively	39,144	40,184
Inventories	22,417	20,341
Deferred cost of technology revenues, current	5,799	5,076
Deferred tax asset, current	49,463	55,787
Prepaid expenses and other, current	11,746	13,851
Total current assets	814,868	878,200
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $53,615 and $52,021, respectively	11,674	11,854
Intangible assets, net of accumulated amortization of $33,419 and $31,277, respectively	50,668	51,810
Deferred cost of technology revenues, long-term	14,145	15,016
Deferred tax asset, long-term	114,486	114,486
Goodwill	99,364	99,364
Prepaid expenses and other, long-term	10,567	6,791
Total long-term assets	300,904	299,321
Total assets	$1,115,772	$1,177,521
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$24,026	$29,359
Accrued liabilities	39,267	54,431
Deferred revenue, current	168,844	175,503
Convertible senior notes, current	172,500	—
Total current liabilities	404,637	259,293
LONG-TERM LIABILITIES
Deferred revenue, long-term	228,047	255,816
Convertible senior notes, long-term	181,601	352,562
Other long-term liabilities	521	537
Total long-term liabilities	410,169	608,915
Total liabilities	814,806	868,208
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 142,041,432 and 138,577,153, respectively, and outstanding shares are 97,090,545 and 96,221,867, respectively	141	138
Treasury stock, at cost: 44,950,887 and 42,355,286 shares, respectively	(542,764)	(514,853)
Additional paid-in capital	1,215,389	1,203,722
Accumulated deficit	(371,801)	(379,680)
Accumulated other comprehensive income (loss)	1	(14)
Total stockholders’ equity	300,966	309,313
Total liabilities and stockholders’ equity	$1,115,772	$1,177,521

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended April 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,879	$8,124
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	3,758	3,228
Stock-based compensation expense	7,125	8,309
Amortization of discounts and premiums on investments	1,478	3,002
Deferred income taxes	5,834	(971)
Amortization of debt issuance costs and debt discount	1,955	240
Excess tax benefits from employee stock-based compensation	—	(3,691)
Allowance for doubtful accounts	54	110
Changes in assets and liabilities:
Accounts receivable	986	5,960
Inventories	(2,076)	(576)
Deferred cost of technology revenues	109	2,280
Prepaid expenses and other	2,150	(1,591)
Accounts payable	(5,243)	(3,150)
Accrued liabilities	(15,124)	(16,340)
Deferred revenue	(34,428)	(27,982)
Other long-term liabilities	(17)	(61)
Net cash used in operating activities	$(25,560)	$(23,109)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(112,552)	(97,373)
Sales or maturities of short-term investments	135,038	198,494
Purchase of long-term investment	(2,420)	—
Acquisition of business, net of cash acquired	—	(128,387)
Acquisition of property and equipment and other long-term assets	(3,000)	(629)
Acquisition of intangible assets	(1,000)	—
Net cash provided by (used in) investing activities	$16,066	$(27,895)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	5,076	2,080
Excess tax benefits from employee stock-based compensation	—	3,691
Treasury stock - repurchase of stock	(27,911)	(110,576)
Net cash used in financing activities	$(22,835)	$(104,805)
NET DECREASE IN CASH AND CASH EQUIVALENTS	$(32,329)	$(155,809)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	178,217	253,713
Balance at end of period	$145,888	$97,904

TIVO INC.
OTHER DATA

	Three Months Ended		Guidance Reconciliation
	Apr 30,		Three Months Ending
	2015	2014	July 31, 2015
	(In thousands)		(In millions)
Net Income	$7,879	$8,124	$7 - $10
Add back:
Depreciation & amortization	3,758	3,228	$4
Interest income & expense, other	3,949	832	$4
Provision (Benefit) for income tax	6,292	6,424	$7 - $8
EBITDA	21,878	18,608	$22 - $26
Stock-based compensation	7,125	8,309	$6 - $7
Adjusted EBITDA	$29,003	$26,917	$29 - $32
Litigation expenses	$890	1,075	$1 - $2
Litigation proceeds (past damage awards)	$0	$0	$0
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$29,893	$27,992	$30 - $34
EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation and TiVo’s “Adjusted EBITDA excluding litigation expenses and proceeds (past damage awards)” is Adjusted EBITDA less litigation related expenses and litigation proceeds attributable to past damage awards, but includes litigation proceeds recognized as technology licensing revenue. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenue from IP settlements nor the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

	Three Months Ended
(Subscriptions and Households in thousands)	Apr 30, 2015	Apr 30, 2014
TiVo-Owned Gross Additions:	39	32
Net Additions/(Losses):
TiVo-Owned	—	(9)
MSOs	285	341
Total Net Additions/(Losses)	285	332
Cumulative Subscriptions:
TiVo-Owned	944	957
MSOs	4,813	3,584
Total Cumulative Subscriptions	5,757	4,541
Average Subscriptions:
TiVo-Owned Average Subscriptions	944	961
MSO Average Subscriptions	4,669	3,420
Total Average Subscriptions:	5,613	4,381
Total MSO Households	4,082	3,172
MSO Average Households	3,985	3,036
TiVo-Owned Fully Amortized Active Product Lifetime Subscriptions	147	161
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	45%	50%
Subscriptions and Households. Management reviews these metrics, and believes they may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Above is a table that details the change in our TiVo-Owned and MSO Subscription and MSO Household bases as of April 30, 2015 compared to April 30, 2014. The TiVo-Owned Subscription lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled devices (such as a DVR or TiVo Mini) and for which TiVo incurs acquisition costs. The MSO Subscription lines refer to subscriptions sold to consumers by MSOs such as Com Hem, ONO, RCN, Suddenlink, and Virgin, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the average monthly subscriptions for the quarter, the total MSO households and the MSO average households for the quarter, the number of fully amortized active product lifetime subscriptions, and percent of TiVo-Owned Subscriptions for which consumers pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled device such as a DVR or a non-DVR device such as a TiVo Mini for which (i) a consumer has paid or committed to pay for the TiVo service and (ii) service is not canceled. Each TiVo-Owned subscription represents a single TiVo-enabled device (as defined above) and therefore one or more TiVo-Owned subscriptions may be present in a single household. MSO Subscriptions are a count of the number of devices that connect to the TiVo service and one or more devices may be present in a single MSO Household. TiVo-Owned subscriptions currently pay for the TiVo service on a recurring payment plan (such as a monthly or annual payment plan) or on a one-time basis for the life of TiVo-enabled device (product lifetime subscriptions). Beginning in October 2014, each TiVo Mini device sale includes a product lifetime subscription for that TiVo Mini device, which have much lower average revenues than DVRs. Sales of the TiVo Mini device began in March 2013. TiVo Mini represented 10% and 3% of cumulative TiVo-Owned subscriptions as of April 30, 2015 and 2014, respectively. Increasing sales of TiVo Minis have helped slow, and in some quarters, reverse declines in our cumulative TiVo-Owned subscriptions and increased the number of subscriptions (devices) per TiVo-Owned household.  This trend has resulted in a slower rate of decline in the total number of TiVo-Owned households. The increase in TiVo-Owned Subscriptions in the quarter and the decrease in the net loss of TiVo-Owned Subscriptions in quarter were based primarily on changes in our whole home pricing, including the bundling of product lifetime subscriptions with each TiVo Mini device, and the continued launch of our TiVo OTA (over-the-air) product. Subscriptions do not include soft-clients (i.e. iPad application or web portal) or digital tuning adapter users. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related TiVo-enabled device has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total.
We define a "household" as one or more devices associated with the same contract or customer number. We currently do not report TiVo-Owned households as we currently receive incremental revenue for each new TiVo-

Owned Subscription in the TiVo-Owned business whereas, in some cases, our MSO customers pay us on a per household basis.
We calculate average subscriptions for the period by adding the average subscriptions for each month and dividing by the number of months in the period. We calculate the average subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We calculate Average MSO Households for the period by adding the average households for each month and dividing by the number of months in the period. We calculate the average households for each month by adding the beginning and ending households for the month and dividing by two. We are not aware of any uniform standards for defining subscriptions or households and caution that our presentation may not be consistent with that of other companies. Additionally, the fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber, subscription, household or a TiVo-enabled device which may not be consistent with how we define a subscription or household for our reporting purposes nor be representative of how such fees are calculated and paid to us by our MSOs. Our MSO Subscription and MSO Household data is dependent in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended April 30,
TiVo-Owned Churn Rate	2015	2014
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	944	961
TiVo-Owned subscription cancellations	(39)	(41)
TiVo-Owned Churn Rate per month	(1.4)%	(1.4)%
TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned Subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity, CableCARDTM installation issues, and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned Subscription cancellations in the period divided by the Average TiVo-Owned Subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned Subscriptions for the period by adding the average TiVo-Owned Subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned Subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended Apr 30,		Twelve Months Ended Apr 30,
	2015	2014	2015	2014
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$1,691	$1,505	$9,092	$12,167
Hardware revenues	(22,314)	(21,058)	(100,375)	(102,060)
Less: MSOs'-related hardware revenues	17,298	15,896	76,996	74,392
Cost of hardware revenues	22,571	19,764	98,311	97,901
Less: MSOs'-related cost of hardware revenues	(13,712)	(11,961)	(59,965)	(57,525)
Total Acquisition Costs	5,534	4,146	24,059	24,875
TiVo-Owned Subscription Gross Additions	39	32	161	134
Subscription Acquisition Costs (SAC)	$142	$130	$149	$186
Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned Subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.
TiVo-Owned Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors in order to evaluate the potential of our subscription base to generate service revenues. Investors should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.
We calculate TiVo-Owned service revenues by subtracting MSOs'-related service revenues and Media services and other service revenues (includes Advertising, Research, and Digitalsmiths' revenues), from our total reported net Service revenues. The table below provides a more detailed breakdown of our Service revenues, and reconciles to our total Service revenues in our Statement of Operations as reported (or previously reported):

	Three Months Ended
Service Revenues	Apr 30, 2015	Apr 30, 2014
	(In thousands)
TiVo-Owned-related service revenues	$21,047	$22,510
MSOs'-related service revenues	14,078	9,950
Media services and other service revenues	4,724	3,435
Total Service Revenues	$39,849	$35,895
We calculate ARPU per month for TiVo-Owned Subscriptions by taking total reported net TiVo-Owned service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned Subscriptions for the period, calculated as described above for churn rate. The following table shows this calculation:

	Three Months Ended
TiVo-Owned Average Revenue per Subscription	Apr 30, 2015	Apr 30, 2014
	(In thousands, except ARPU)
TiVo-Owned-related service revenues	21,047	22,510
Average TiVo-Owned revenues per month	7,016	7,503
Average TiVo-Owned subscriptions per month	944	961
TiVo-Owned ARPU per month	$7.43	$7.81

Technology Revenues. Revenue and cash from the contractual minimums (i.e. the following amounts do not include any additional revenues from our AT&T agreement) under our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Google/Motorola Mobility through April 30, 2015 have been:

	Technology Revenues	Cash Receipts
Fiscal Year Ended January 31,	(In thousands)
2012	35,275	117,679
2013	76,841	86,356
2014	136,532	464,725
2015	169,641	83,579
Three month period from February 1, 2015 to April 30, 2015	42,858	6,545
Total	$461,147	$758,884
Based on current GAAP, revenue and cash from the contractual minimums under all our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Motorola is expected to be recognized (revenues) and received (cash) for the remainder of the fiscal year 2016 and on an annual basis for the fiscal years thereafter as follows:

	Technology Revenues	Cash Receipts
	(In thousands)
Nine Months May 1, 2015 - January 31, 2016	128,705	77,034
Fiscal Year Ending January 31,
2017	173,129	83,579
2018	174,411	83,579
2019	88,629	31,139
2020	1,855	—
2021-2024	6,388	—
Total	$573,117	$275,331